EXHIBIT 20.1



                        TANNER'S RESTAURANT GROUP, INC.:

                             NOTICE OF ACTION TAKEN
                                       BY
                               THE WRITTEN CONSENT
                                OF THE HOLDERS OF
              A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK


     Pursuant to Section 9.10(A)(4) of the Texas Business Corporation Act, notice is hereby given of the following action taken by the written consent (the "Written Consent") of the holders of a majority of the outstanding shares of common stock of Tanner's Restaurant Group, Inc. (the "Company"):

     On May 11, 2000, the holders of a majority of the outstanding shares the common stock of the Company elected the following persons to the Board of Directors of the Company:

                                 Jose A. Auffant
                                 Rollin M. Shouse

     Pursuant to the terms of the Written Consent, all members serving on the Board of Directors on the date immediately preceding the date of the Written Consent were removed, and Messrs. Auffant and Shouse became the only members of the Board of Directors.

     This Notice of Action Taken by the Written Consent of the Holders of a Majority of the Outstanding Shares of Common Stock has been executed as of this 1st day of June, 2000.

                                                Tanner's Restaurant Group, Inc.


                                                By: /s/ Jose A. Auffant
                                                -----------------------
                                                Name: Jose A. Auffant
                                                Title: Chief Executive Officer